IMMEDIATE RELEASE

Media Contact: Douglas Petkus (973) 660-5218	Investor Contact: Justin Victoria (973) 660-5340

Wyeth Reports

Earnings Results for the

2005 Third Quarter and First Nine Months

>>	Worldwide Net Revenue for the 2005 Third Quarter and First Nine Months Increased 5% and 10% to $4.7 Billion and $14.0 Billion, Respectively

>>	Enbrel®, Prevnar® Performance Strong; Non-U.S. Markets Show Strong Growth, Led By Biotechnology Products

>>	Decision to Repatriate $3.1 Billion of Foreign Earnings

>>	Dividend to Stockholders Increased 9%

Madison, New Jersey, October 21, 2005 — Wyeth (NYSE: WYE) today reported results for the third quarter and first nine months ended September 30, 2005. Worldwide net revenue increased 5% to $4.7 billion for the 2005 third quarter and 10% to $14.0 billion for the 2005 first nine months. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 4% for the 2005 third quarter and 9% for the 2005 first nine months.

“Wyeth’s continued strong performance in the third quarter reflects the growing global strength of our product line — now the broadest and most diverse in our history,” said

Wyeth (Continued)

Robert Essner, Chairman, President and Chief Executive Officer. “We expect growth from a number of traditional products such as Protonix®, Zosyn® and Rapamune®, as well as biotechnology products such as Enbrel® and Prevnar®, to generate consistent positive results. This portfolio versatility should help us achieve close to double-digit revenue and earnings increases on a pro forma basis for the full year.”

“In addition, Wyeth’s company-wide productivity initiatives are on track and moving forward on several fronts. With the national implementation of our new sales force model and the restructuring of our manufacturing network as the first visible steps in this process, we expect to keep Wyeth in a strong competitive position.”

2005 Third Quarter Product Highlights

ENBREL® continued to post strong global revenue growth for the third quarter. Enbrel sales in North America, reported by Wyeth’s marketing partner Amgen, were $641 million for the third quarter, an increase of 34% over the 2004 third quarter. Wyeth has exclusive rights to Enbrel outside of North America where net revenue for the third quarter reached $276 million, an increase of 59% over the 2004 third quarter. Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis (RA), juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel’s performance has helped it maintain the top market share ranking for biologic disease-modifying anti-rheumatic drugs (DMARDs) in North America, Asia Pacific (excluding Japan) and Europe. It now ranks 13th among all prescription pharmaceutical products in global sales, and is the fastest growing among the top 25 prescription products.

Wyeth (Continued)

Through September, the psoriasis indication has been approved in more than 20 countries in Europe, the Middle East and Africa. This development has helped Enbrel stay on track to achieve $1.0 billion in non-U.S. sales by year-end 2005. The supply outlook for Enbrel remains positive in large part due to Wyeth’s biotechnology manufacturing facility in Grange Castle, Ireland, that was formally opened in September. The new facility is one of the world’s largest integrated biotechnology facilities and will be a major site for global supply of Enbrel and other Wyeth biotechnology products.

Worldwide net revenue for EFFEXOR® (Effexor and Effexor XR), the number one selling and most-prescribed antidepressant globally, reached $861 million for the third quarter, a decrease of 4% compared with the 2004 third quarter. Effexor’s revenue performance for the third quarter reflects the slowdown in the overall antidepressant market, as well as a trend towards increasing use of generics in the antidepressant category. Effexor is an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder and social anxiety disorder. In August, Wyeth implemented a unique education program – Dialogues: Time to Talk™ – designed to increase patient understanding about their disease and recommended therapy. Outside of the U.S., Effexor performance was strong relative to the competition with sales growth significantly outpacing the market rate, especially in Europe and Asia.

PROTONIX®, a proton pump inhibitor (PPI) indicated for the healing and symptomatic relief of erosive esophagitis (severe heartburn), posted net revenue of $405 million for the third quarter, an increase of 7% over the 2004 third quarter. This growth is attributed to a successful strategy of driving prescription growth within the third party managed care

Wyeth (Continued)

segment where Protonix maintains preferred formulary positions in the majority of plans. Protonix continues to hold a strong position within the highly competitive PPI market with a 21% share of total U.S. prescriptions for the four-week period ended September 30, 2005.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, achieved net revenue of $393 million for the third quarter, an increase of 23% over the 2004 third quarter. In September 2005, Prevnar reached $1 billion in sales for the second consecutive year. Last year, Prevnar became the first vaccine to achieve this milestone. Overall, compliance rates for the four-dose regimen of Prevnar in the U.S. are over 80% as of August 2005. Continued growth is expected as Prevnar has been launched in several international markets and is expected to be included in additional national vaccination programs in international markets in the coming year.

RAPAMUNE®, indicated for the prophylaxis of organ rejection in patients receiving renal transplants, had net revenue of $77 million for the third quarter, an increase of 13% compared with the 2004 third quarter. Prescription volume for Rapamune is currently growing at more than three times the rate of the global transplantation market. A supplemental New Drug Application (NDA) was filed in the third quarter seeking new labeling to reflect data showing reduced malignancy rates in patients maintained on Rapamune compared with those on other immunosuppressant therapies.

ZOSYN®, a broad-spectrum I.V. antibiotic proven to help minimize the emergence of bacterial resistance, had net revenue of $227 million for the third quarter, an increase of 15% compared with the 2004 third quarter. Over 15 million people have been treated with

Wyeth (Continued)

Zosyn (sold outside the U.S. as Tazocin), the second largest selling and fastest growing product in its class on a global basis.

TYGACIL™, a novel I.V. antibiotic with an extended broad spectrum of antimicrobial activity, including activity against the drug-resistant bacteria methicillin-resistant Staphylococcus aureus (MRSA), was launched during the third quarter. Tygacil is indicated for the treatment of complicated intra-abdominal infections (cIAI) and complicated skin and skin structure infections (cSSSI) in adults. Launch of this first-in-class product comes at a time when the need for new antibiotic options to combat serious, resistant infections is increasing.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet website at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

R&D Update

The Company is awaiting FDA action regarding the NDA submitted in May 2005 for LYBREL™ (levonorgestrel/ethinyl estradiol) a new oral contraceptive with a unique dosing regimen. In addition, we are on track to file an NDA for DVS-233 for depression by early 2006.

Wyeth (Continued)

2005 Third Quarter Results

Reported net income and diluted earnings per share for the 2005 third quarter were $869.9 million and $0.64, respectively, compared with $1,421.3 million and $1.05 in the prior year. The 2005 third quarter included net restructuring charges of $95.8 million ($63.4 million after-tax or $0.05 per share-diluted) related to the Company’s productivity initiatives and an income tax charge of $170.0 million ($0.12 per share-diluted) recorded in connection with the Company’s decision to repatriate approximately $3.1 billion of foreign earnings, both of which are discussed in greater detail below. The 2004 third quarter included a favorable income tax adjustment of $407.6 million ($0.30 per share-diluted) within the Provision (Benefit) for Income Taxes resulting from settlements of audit issues offset, in part, by a provision related to developments in the third quarter in connection with a prior year tax matter.

The 2005 restructuring charges, 2005 income tax charge and the 2004 income tax adjustment are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, were $1,103.3 million and $0.81, respectively, for the 2005 third quarter compared with $1,013.7 million and $0.75, respectively, for the 2004 third quarter. A reconciliation of net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share before certain significant items is presented in the following section titled “2005 First Nine Months Results.”

Wyeth (Continued)

The increases in net income and diluted earnings per share, before certain significant items, for the 2005 third quarter were due primarily to higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, and lower interest expense net, offset, in part, by higher cost of goods sold, as a percentage of net revenue, higher research and development spending and lower other income, net. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $37.0 million and $11.0 million in the 2005 and 2004 third quarter, respectively.

Productivity Initiatives

During 2005, the Company launched long-term productivity initiatives to adapt to the changing pharmaceutical industry environment. The guiding principles of the initiatives include innovation, cost savings, process excellence and accountability, with an emphasis on improving productivity. The Company is also reviewing its production network to achieve optimal efficiencies and reduce production costs for the Company’s global core products. Wyeth recently announced a three-year transitional plan to phase out its pharmaceutical manufacturing site at Rouses Point, N.Y. and also announced the national rollout of a restructured U.S. primary care Pharmaceuticals sales force that had been in regional testing since mid-summer. As a result of these and other initiatives, the Company recorded net restructuring and other related charges of $95.8 million ($63.4 million after-tax or $0.05 per share-diluted) in the 2005 third quarter to recognize the costs of closing certain manufacturing facilities and the elimination of certain positions at the Company’s facilities and within the Pharmaceuticals sales force. Restructuring charges of $69.4 million were recorded within Cost of Goods Sold, $61.4 million within Selling, General

Wyeth (Continued)

and Administrative Expenses and $5.2 million within Research and Development Expenses, offset, in part, by asset sale gains of $40.2 million recorded within Other Income, Net. Additional restructuring costs such as asset impairment, accelerated depreciation, personnel costs and other exit costs, as well as certain implementation costs associated with the initiatives, are expected to continue for several years as additional strategic decisions are made and are projected to total approximately $750.0 million to $1.0 billion, on a pre-tax basis.

“These changes are the first of several we anticipate making over the coming years that will reshape our Company and provide greater value for customers, investors and employees,” said Mr. Essner. “These initiatives result from an in-depth analysis of our business over the past year against the backdrop of significant long-term changes in the pharmaceutical industry. Wyeth’s creative response to increased pricing pressures, additional regulatory burdens and the evolving global nature of our business is to become more innovative.”

Repatriation of Foreign Earnings

In the 2005 third quarter, the Company recorded an income tax charge of $170.0 million ($0.12 per share-diluted) within the Provision (Benefit) for Income Taxes resulting from the decision to repatriate approximately $3.1 billion of foreign earnings in accordance with the American Jobs Creation Act of 2004.

Increase in Common Stock Dividend

On September 29, 2005, the Company declared a dividend of twenty-five cents ($0.25) per share on the outstanding shares of its common stock, payable on December 1, 2005 to

Wyeth (Continued)

stockholders of record at the close of business on November 11, 2005. This quarterly rate represents a 9% increase per share from the previous quarter ($0.23). “This dividend increase is a reflection of our continued strong business performance,” said Mr. Essner.

2005 First Nine Months Results

Reported net income and diluted earnings per share for the 2005 first nine months were $2,924.6 million and $2.16, respectively, compared with $2,998.3 million and $2.22 in the prior year. The 2005 first nine months included net restructuring charges of $95.8 million ($63.4 million after-tax or $0.05 per share-diluted) related to the productivity initiatives and an income tax charge of $170.0 million ($0.12 per share-diluted) recorded in connection with the Company’s decision to repatriate foreign earnings, as discussed above. The 2004 first nine months included a charge of $145.5 million ($94.6 million after-tax or $0.07 per share-diluted) within Research and Development Expenses related to an upfront payment to Solvay Pharmaceuticals (Solvay) and a favorable income tax adjustment of $407.6 million ($0.30 per share-diluted) as noted above. The upfront payment was made in connection with an agreement entered into between Wyeth and Solvay to co-develop and co-commercialize four neuroscience compounds. The 2005 restructuring charges, 2005 income tax charge, the 2004 Solvay payment and the 2004 income tax adjustment are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, were $3,158.0 million and $2.33, respectively, for the 2005 first nine months compared with $2,685.3 million and $1.99 in 2004. The 2005 first nine months increase in net income and diluted earnings per share, before certain significant items, was due primarily

Wyeth (Continued)

to higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, lower interest expense, net and higher other income, net, offset, in part, by higher cost of goods sold, as a percentage of net revenue, and higher research and development spending. Included in other income, net were pre-tax gains from product divestitures amounting to approximately $180.0 million and $165.0 million in the 2005 and 2004 first nine months, respectively.

A reconciliation of reported net income and diluted earnings per share as reported under generally accepted accounting principles (GAAP) to net income and diluted earnings per share before certain significant items is presented below:

	(UNAUDITED)
(In millions except per share amounts)	Three Months Ended		Nine Months Ended
Item Description	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Net income, as reported	$ 869.9	$ 1,421.3	$ 2,924.6	$ 2,998.3
Restructuring charges	63.4	—	63.4	—
Income tax charge	170.0	—	170.0	—
Co-development / co-commercialization charge	—	—	—	94.6
Income tax adjustment	—	(407.6)	—	(407.6)

Net income, as adjusted, before certain
significant items(*)	$ 1,103.3	$ 1,013.7	$ 3,158.0	$ 2,685.3

Diluted earnings per share, as reported	$ 0.64	$ 1.05	$ 2.16	$ 2.22
Restructuring charges	0.05	—	0.05	—
Income tax charge	0.12	—	0.12	—
Co-development / co-commercialization charge	—	—	—	0.07
Income tax adjustment	—	(0.30)	—	(0.30)

Diluted earnings per share, as adjusted,
before certain significant items(*)	$ 0.81	$ 0.75	$ 2.33	$ 1.99

(*)	Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. Wyeth’s

Wyeth (Continued)

management uses these measures to manage and evaluate the Company’s performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. The restructuring charges include costs related to restructuring activities associated with the Company’s productivity initiatives. The significant upfront payment related to the co-development and co-commercialization of the four neuroscience compounds being developed with Solvay was immediately expensed and included in Research and Development Expenses. Excluding these charges from our results provides a more appropriate view of the Company’s operations for this accounting period. Additionally, the income tax adjustment, which relates to certain prior tax years, and the income tax charge, which relates to the repatriation of foreign earnings, have both been excluded due to their nature and magnitude.

These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

Gains from product divestitures are not considered certain significant items because they constitute an integral part of the Company’s analysis of divisional performance. However, they are important to understanding changes in our reported net income. Excluding the certain significant items and the gains from product divestitures described above, net income and diluted earnings per share were $3,040.9 million and $2.24, respectively, for the 2005 first nine months as compared with $2,576.0 million and $1.90, respectively, for the 2004 first nine months.

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 9/30/2005		Nine Months Ended 9/30/2005
Reportable Segment	($ in 000's)	Increase/ (Decrease)	($ in 000's)	Increase
Pharmaceuticals	$3,872,319	7%	$11,458,810	12%
Consumer Healthcare	636,195	(2)%	1,853,035	1%
Animal Health	207,747	5%	697,249	6%

Consolidated Total	$4,716,261	5%	$14,009,094	10%

Wyeth (Continued)

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 7% for the 2005 third quarter and 12% for the 2005 first nine months due primarily to higher sales of Prevnar, Enbrel, Zosyn, Protonix and the Premarin family of products, offset, in part, by lower sales of Synvisc® which was divested in the 2005 first quarter. Increases in net revenue were also attributed to higher sales of Effexor for the 2005 first nine months. Additionally, alliance revenue increased 35% to $321.1 million for the 2005 third quarter and 48% to $798.0 million for the 2005 first nine months. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 6% for the 2005 third quarter and 11% for the 2005 first nine months.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue decreased 2% for the 2005 third quarter and increased 1% for the 2005 first nine months. The results were attributable to a number of factors, including lower sales of Solgar products, which were divested in the 2005 third quarter, offset, in part, by higher sales of Centrum® brands. The first nine months also included growth in Robitussin®, Caltrate® and Advil®. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue decreased 4% for the 2005 third quarter and decreased 1% for the 2005 first nine months.

Animal Health

Worldwide Animal Health net revenue increased 5% for the 2005 third quarter and 6% for the 2005 first nine months due primarily to higher sales of livestock, poultry and

Wyeth (Continued)

companion animal products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 3% for the 2005 third quarter and increased 3% for the 2005 first nine months.

Earnings Guidance

“Based upon the results to date, we expect full year pro forma earnings to reach or exceed the upper end of our $2.80 to $2.90 pro forma diluted earnings per share guidance range,” said Kenneth J. Martin, Executive Vice President and Chief Financial Officer. “This estimate is considered pro forma as it excludes the one-time impact from the repatriation of foreign earnings under the American Jobs Creation Act as well as any restructuring charges resulting from the Company’s ongoing review of its business processes and operations.”

Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption “Earnings Guidance,” are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the third quarter and first nine months. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company’s Internet website at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet website.

Wyeth (Continued)

The comparative results of operations are as follows:
(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004
Net Revenue	$ 4,716,261	$ 4,471,836	$14,009,094	$12,709,830
Cost of Goods Sold(1)(3)	1,361,040	1,222,341	4,047,587	3,563,842
Selling, General and Administrative
Expenses(3)	1,506,654	1,419,842	4,487,247	4,201,546
Research and Development Expenses(2)(3)	639,998	525,855	1,873,659	1,815,412
Interest Expense, Net	20,205	26,585	67,356	85,413
Other Income, Net(1)(3)	(75,746)	(49,736)	(348,374)	(290,301)

Income Before Income Taxes	1,264,110	1,326,949	3,881,619	3,333,918
Provision (Benefit) for Income Taxes(4)	394,253	(94,343)	957,017	335,578

Net Income(5)	$ 869,857	$ 1,421,292	$ 2,924,602	$ 2,998,340

Basic Earnings Per Share	$ 0.65	$ 1.07	$ 2.18	$ 2.25

Average Number of Common Shares
Outstanding During Each Period - Basic(6)	1,341,307	1,333,866	1,338,792	1,333,434
Diluted Earnings Per Share(6)	$ 0.64	$ 1.05	$ 2.16	$ 2.22

Average Number of Common Shares
Outstanding During Each Period - Diluted(6)	1,366,765	1,353,838	1,361,932	1,354,172

(1)	Other income, net included royalty income for the 2005 third quarter and first nine months of $80,267 and $224,491, respectively, compared with $59,677 and $173,229 for the prior year.

(2)	The 2004 first nine months included a charge of $145,500 ($94,575 after-tax or $0.07 per share-diluted) within Research and Development Expenses related to the upfront payment to Solvay in connection with the co-development and co-commercialization of four neuroscience compounds.

(3)	The 2005 third quarter included a net charge of $95,800 ($63,400 after-tax or $0.05 per share-diluted) related to restructuring activities associated with the Company’s productivity initiatives. Charges of $69,400 were included within Cost of Goods Sold, $61,400 within Selling, General and Administrative Expenses and $5,200 within Research and Development Expenses, offset, in part, by asset sale gains of $40,200 included within Other Income, Net.

(4)	The 2005 third quarter included an income tax charge of $170,000 ($0.12 per share-diluted) related to the repatriation of foreign earnings. The 2004 third quarter included a favorable income tax adjustment of $407,600 ($0.30 per share-diluted) as a result of settlements of audit issues offset, in part, by a provision related to developments in the third quarter in connection with a prior year tax matter.

Wyeth (Continued)

(5)	Net income included stock-based employee compensation expense for restricted stock and performance share awards for the 2005 third quarter and first nine months of $24,525 and $51,215, respectively, compared with $5,237 and $11,605 in the prior year. Other than these restricted stock and performance share awards, no other stock-based employee compensation cost is reflected in net income.

(6)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes, related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $5,520 and $13,997 for the 2005 third quarter and first nine months, respectively, compared with $1,535 and $3,497 for the prior year. Diluted earnings per share and the average number of common shares outstanding for diluted earnings per share have been restated for the 2004 third quarter and first nine months in accordance with Emerging Issues Task Force Issue No. 04-8, Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.

The sum of the 2004 first quarter, second quarter and third quarter diluted earnings per share do not add to year-to-date earnings per share due to rounding.